CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - April 2007
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (1,781,678.928 units) at March 31, 2007          $5,144,876,551
Additions of 2,158.029 units on April 30, 2007                        6,423,659
Redemptions of (30,093.260) units on April 30, 2007                 (89,576,467)
Offering Costs                                                         (516,565)
Net Income (Loss) - April 2007                                      106,915,076
                                                                  -------------

Net Asset Value (1,736,233.648 units) at April 30, 2007          $5,168,122,254
                                                                 ==============

Net Asset Value per Unit at April 30, 2007                       $     2,976.63
                                                                 ==============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $  8,971,465
    Change in unrealized                                            76,752,030
  Gains (losses) on forward and options on forward contracts:
    Realized                                                         9,623,259
    Change in unrealized                                            22,360,264
  Interest income                                                   21,564,795
                                                                  -------------

                                                                   139,271,813
                                                                  -------------

Expenses:
  Brokerage fee                                                     32,181,917
  Performance fee                                                            0
  Operating expenses                                                   174,820
                                                                  -------------

                                                                    32,356,737
                                                                  -------------

Net Income (Loss) - April 2007                                    $106,915,076
                                                                  =============

                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on April 30, 2007                        $  2,976.63

Net Asset Value per Unit on March 31, 2007                        $  2,916.32

Unit Value Monthly Gain (Loss) %                                         2.07 %

Fund 2007 calendar YTD Gain (Loss) %                                    (4.87)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                       /s/ Theresa D. Becks
                                       --------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       General Partner
                                       Campbell Strategic Allocation Fund, L.P.

                                       Prepared without audit

Dear Investor,

Equity Trading Drives Positive Performance in April ...

Gains from the equity sector carried performance for the month. Global equity themes consisted of impressive earnings and continued M&A activity backed by an unfettered access to liquidity and a lack of concern for signs of creeping inflation and bank hikes.

Trading in currencies was also profitable on negative US Dollar sentiment and strong performance of several currencies versus the Yen. Commodity trading was also positive as copper prices rallied on China's release of high import figures.

Profits earned in fixed income trading throughout the month were given back on the last day. The rise in yields early in the month reversed when US bond prices spiked (10-year yields dropped back to unchanged) on a weaker than expected PCE (Personal Consumer Expenditures) Index, the Fed's favorite measure of inflation.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Terri Becks
President & CEO